United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

ATLANTIC UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1598552
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)
1051 East Cary Street Suite 1200 Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $1.33 per shares	The New York Stock Exchange
Depositary Shares, Each Representing a 1/400th Interest in a Share of 6.875% Perpetual Non-Cumulative Preferred Stock, Series A	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box	☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.	☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.	☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Atlantic Union Bankshares Corporation (the “Company”), a Virginia corporation, with the Securities and Exchange Commission (the “Commission”) in connection with the registration of its (a) common stock, par value $1.33 per share (the “Common Stock”), and (b) depositary shares (the “Depositary Shares”), each representing a 1/400th ownership interest in a share of its 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, par value $10.00 per share (the “Preferred Stock”), under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the transfer of the listing of the Common Stock and the Depositary Shares from the Nasdaq Stock Market LLC to the New York Stock Exchange, where they will trade under the stock symbols “AUB” and “AUB.PRA,” respectively.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.Description of Registrant’s Securities to be Registered.

For a description of the Common Stock being registered hereunder, reference is made to the information set forth under the heading “Description of Common Stock” in Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 25, 2022, which information is incorporated herein by reference.

For a description of the Depositary Shares being registered hereunder and the Preferred Stock, reference is made to the information set forth under the headings “Description of Preferred Stock” and “Description of Depositary Shares” in Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 25, 2022, which information is incorporated herein by reference.

Item 2. Exhibits.

No exhibits are required to be filed because no other securities of the registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ATLANTIC UNION BANKSHARES CORPORATION

Date: January 13, 2023	By:	/s/ Robert M. Gorman
Robert M. Gorman
Executive Vice President and
Chief Financial Officer